Exhibit 2.6

AMENDMENT NO. 1 TO UNIT PURCHASE AGREEMENT

This Amendment No. 1 (this “Amendment”) to that certain Unit Purchase Agreement (the “Purchase Agreement”), dated as of September 12, 2018, by and among Sherpa Government Solutions LLC, a Delaware limited liability company (the “Company”), GTY Technology Holdings Inc., a Cayman Islands exempted company (“GTY”), the Sherpa Holders and David Farrell, in his capacity as the Sherpa Holders’ Representative, is effective as of October 31, 2018. All capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Unit Purchase Agreement.

R E C I T A L S

WHEREAS, the Company, GTY, David Farrell and the Sherpa Holders are Parties to the Purchase Agreement; and

WHEREAS, the Parties desire to amend the Purchase Agreement as set forth below.

NOW, THEREFORE, in consideration of the mutual execution hereof and other good and valuable consideration, the parties hereto agree as follows:

1.           Amendment of Article 7 of the Purchase Agreement.

(a)                     Section 7.1(d) is hereby amended and restated in its entirety to read:

“(i) the GTY Stock Redemption shall have been completed in accordance with the terms hereof and the Proxy Statement, and (ii) GTY shall have delivered to the Sherpa Holders evidence that, immediately after the Closing (and following any GTY Stock Redemption), GTY will have no less than the Necessary Cash Amount as permitted under the in the Trust Account and/or available from Alternative Financing Sources; and”

(b)                     Section 7.3(a) is hereby amended and restated in its entirety to read:

“each of the representations and warranties of GTY contained in Article 4 of this Agreement shall be true and correct (without giving effect to any limitation as to materiality set forth therein) in all material respects as of the Closing Date, except for the Fundamental Representations, which must be true and correct in all respects as of the Closing Date, in each case as though made on and as of the Closing Date (except to the extent expressly made as of an earlier date, in which case of as such earlier date, and except to extent arising from the entry into or consummation of an agreement with an Alternative Financing Source);”

2.            Amendment of Article 9 of the Purchase Agreement.

(a)                     Section 9.1(e) is hereby amended and restated in its entirety to read:

“from and after January 18, 2019, by GTY, the Company or the Sherpa Holders, if the aggregate dollar amount of the GTY Stockholder Redemptions equals or exceeds an amount that would cause the cash held in the Trust Account and/or available from Alternative Financing Sources to be less than the Necessary Cash Amount.”

(b)                     Section 9.1(g) is hereby amended and restated in its entirety to read:

“by the Company, (i) if GTY breaches any representation, warranty, covenant or agreement set forth in this Agreement or if any representation or warranty of GTY becomes become untrue (except to extent such breach or failure to be true arises from the entry into or consummation of an agreement with an Alternative Financing Source), in either case, such that the conditions set forth in Section 7.3(a) and Section 7.3(b) would not be satisfied as of the time of such breach (or as of the time such representation or warranty became untrue), and such breach is not cured (or is incapable of being cured) within thirty (30) days after notice thereof is provided by Sherpa Holders’ Representative to the breaching Party; provided, that no Sherpa Holder or Company Party is in material breach of its obligations under this Agreement; (ii) if there has been a Material Adverse Effect with respect to any GTY Party; or”

3.            Amendment of Article 10 of the Purchase Agreement. Article 10 is hereby amended by adding the following definition in alphabetical order to such Article:

“Alternative Financing Sources” means any source of immediately available funds which will be made available to GTY at the Closing, including through the issuance of debt or equity securities by GTY pursuant to definitive agreements (collectively, the “Financing Definitive Agreements”) entered into on or before January 18, 2019 and not at any time after such date terminated in accordance with their respective terms and conditions, excluding any such source(s) if GTY’s obtaining such funds or otherwise performing its obligations pursuant to the Financing Definitive Agreements relating to such source(s), singly or in the aggregate, has or would be reasonably expected to have a material adverse effect on the GTY Share Price or on the creditworthiness of GTY and its Subsidiaries taken as a whole.”

4.         Miscellaneous.

(a)                     From and after the date hereof, each reference in the Purchase Agreement to “this Agreement,” “hereunder,” “hereof,” “herein,” or words of like import, shall mean and be a reference to the Purchase Agreement as amended hereby.

(b)                     Except as specifically set forth above, the Purchase Agreement shall remain unaltered and in full force and effect and the respective terms, conditions or covenants thereof are hereby in all respects ratified and confirmed.

(c)                     This Amendment may be executed simultaneously in one or more counterparts, any one of which need not contain the signatures of more than one party, but all such counterparts taken together shall constitute one and the same Amendment.

(d)                     Sections 11.7 through 11.16 of the Purchase Agreement apply to this Amendment mutatis mutandis.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed and deliver this Amendment on the date first written above.

SHERPA GOVERNMENT SOLUTIONS LLC

By:	/s/ David Farrell
Name: David Farrell
Title: Managing Member

GTY TECHNOLOGY HOLDINGS INC.

By:	/s/ Harry L. You
Name: Harry L. You
Title: President & CFO

SHERPA HOLDERS’ REPRESENTATIVE

By:	/s/ David Farrell
Name: David Farrell

(Being all of the SHERPA HOLDERS)

/s/ David Farrell
David Farrell

/s/ Bryan Reed
Bryan Reed

/s/ Mar Taloma
Mar Taloma

/s/ Ted Lewis
Ted Lewis

/s/ Steven Magida
Steven Magida

[Signature Page to Amendment No.1 to Unit Purchase Agreement]